Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

5.00% MANDATORY CONVERTIBLE PREFERRED STOCK, SERIES A

OF

FORTIVE CORPORATION

Pursuant to the provisions of Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned, the Chief Financial Officer of FORTIVE CORPORATION, a Delaware corporation (the “Corporation”), does hereby certify:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation authorizes the issuance of 15,000,000 shares of stock, designated “preferred stock,” issuable from time to time in one or more series, and authorizes the Board of Directors of the Corporation (the “Board”) to provide, out of the unissued shares of preferred stock, for the issuance of all or any of the shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting such series, to determine the designation of any such series, and to determine or alter the voting powers, full or limited, if any, of the shares of such series, and the preferences and relative participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

SECOND: On June 22, 2018, the Board did duly designate such number of shares of the Corporation’s preferred stock as a Pricing Committee of the Board (the “Pricing Committee”) shall determine as “Mandatory Convertible Preferred Stock, Series A”; and the Board, acting pursuant to Section 3.17 of the Amended and Restated Bylaws of the Corporation and Section 141(c)(2) of the DGCL, designated the Pricing Committee and delegated to the Pricing Committee the full authority to determine the actual number of shares constituting such “Mandatory Convertible Preferred Stock, Series A,” the specific terms of the Mandatory Convertible Preferred Stock, Series A including, without limitation, the dividend rate, liquidation preference, provisions for mandatory conversion and conversion rates (including adjustments thereof), seniority, covenants, and any redemption terms, and any other matter relating to the “Mandatory Convertible Preferred Stock, Series A”.

THIRD: On June 26, 2018, the Pricing Committee adopted the following resolution authorizing and providing for the creation of a series of preferred stock to be known as “5.00% Mandatory Convertible Preferred Stock, Series A,” none of the shares of such series having been issued.

RESOLVED, that pursuant to the provisions of the Amended and Restated Certificate of Incorporation, and the authority vested in the Board of Directors, a series of preferred stock of the Corporation (“Preferred Stock”) be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Amended and Restated Certificate of Incorporation and this Certificate of Designations, as it may be amended from time to time (the “Certificate of Designations”) as follows:

Part 1. Designation and Number of Shares. Pursuant to the Amended and Restated Certificate of Incorporation, there is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock, par value $0.01 per share, consisting of 1,380,000 shares designated as the “5.00% Mandatory Convertible Preferred Stock, Series A” (the “Mandatory Convertible Preferred Stock”). Such number of shares may be decreased by resolution of the Board of Directors or any duly authorized committee thereof, subject to the terms and conditions hereof; provided that no decrease shall reduce the number of shares of Mandatory Convertible Preferred Stock to a number less than the number of shares outstanding.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

IN WITNESS WHEREOF, the undersigned has executed this certificate, this 29th day of June, 2018.

/s/ Charles E. McLaughlin
Name:	Charles E. McLaughlin
Title:	Chief Financial Officer

[Signature Page to Certificate of Designations]

ANNEX A

STANDARD PROVISIONS

Section 1. General Matters; Ranking. Each share of the Mandatory Convertible Preferred Stock shall be identical in all respects to every other share of the Mandatory Convertible Preferred Stock. The Mandatory Convertible Preferred Stock, with respect to dividend rights and distribution rights upon the liquidation, winding-up or dissolution of the Corporation, shall rank (a) senior to each class or series of Junior Stock; (b) on parity with each class or series of Parity Stock; (c) junior to each class or series of Senior Stock; and (d) junior to the Corporation’s existing and future indebtedness and other liabilities.

Section 2. Standard Definitions. As used herein with respect to the Mandatory Convertible Preferred Stock:

“Accumulated Dividend Amount” means, with respect to any Fundamental Change Conversion, the aggregate amount of undeclared, accumulated and unpaid dividends, if any, as of the Effective Date of the relevant Fundamental Change, for all Dividend Periods prior to such Effective Date, including for the partial Dividend Period, if any, from, and including, the Dividend Payment Date immediately preceding such Effective Date to, but excluding, such Effective Date, subject to the proviso in Section 9(a).

“Agent Members” shall have the meaning set forth in Section 22(b).

“Applicable Market” means the New York Stock Exchange, or if the Common Stock is not listed on the New York Stock Exchange, the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded.

“Applicable Market Value” means the Average VWAP per share of Common Stock over the Settlement Period.

“Average Price” shall have the meaning set forth in Section 3(c)(iii).

“Average VWAP” means the average of the VWAPs for each Trading Day in the relevant period.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“By-laws” means the By-laws of the Corporation, as they may be amended or restated from time to time.

“Certificate of Designations” means the Certificate of Designations of which this Annex A forms a part establishing the terms of the Mandatory Convertible Preferred Stock.

“Charter” means the Amended and Restated Certificate of Incorporation of the Corporation, as the same may be amended, modified or restated from time to time.

The term “close of business” means 5:00 p.m., New York City time.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation, subject to Section 14.

“Conversion and Dividend Disbursing Agent” means Computershare Trust Company, N.A., the Corporation’s duly appointed conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock, and any successor appointed under Section 15.

“Conversion Date” shall have the meaning set forth in Section 3(a).

“Corporation” means Fortive Corporation, a Delaware corporation.

“Current Market Price” per share of Common Stock (or, in the case of Section 13(a)(iv)(B), per share of Common Stock or capital stock or equity interests of the subsidiary or other business unit being distributed, as applicable) on any date means for the purposes of determining an adjustment to the Fixed Conversion Rates:

(a) for purposes of any adjustment pursuant to Section 13(a)(ii), Section 13(a)(iv)(A) or Section 13(a)(v), the Average VWAP per share of Common Stock over the five consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date with respect to the issuance or distribution requiring such computation;

(b) for purposes of any adjustment pursuant to Section 13(a)(iv)(B), the Average VWAP per share of Common Stock, capital stock or equity interests of the subsidiary or other business unit being distributed, as applicable, over the 10 consecutive Trading Days commencing on and including the fifth Trading Day immediately following the effective date of such distribution; and

(c) for purposes of any adjustment pursuant to Section 13(a)(vi), the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date of the relevant tender offer or exchange offer.

“Depositary” means DTC or its nominee or any successor appointed by the Corporation.

“Dividend Payment Date” means January 1, April 1, July 1 and October 1 of each year commencing on October 1, 2018 to, and including, July 1, 2021.

“Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on, and include, the Initial Issue Date and shall end on, and exclude, the October 1, 2018 Dividend Payment Date.

“Dividend Rate” shall have the meaning set forth in Section 3(a).

“Dividend Threshold” shall have the meaning set forth in Section 13(a)(v).

“DTC” means The Depository Trust Corporation.

“Early Conversion” shall have the meaning set forth in Section 8(a).

“Early Conversion Additional Amount” shall have the meaning set forth in Section 8(b).

“Early Conversion Average Price” shall have the meaning set forth in Section 8(b).

“Early Conversion Date” shall have the meaning set forth in Section 10(b).

“Early Conversion Settlement Period” shall have the meaning set forth in Section 8(b).

“Effective Date” shall have the meaning set forth in Section 9(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Ex-Date,” when used with respect to any issuance or distribution, means the first date on which shares of Common Stock trade, regular way, without the right to receive such issuance or distribution. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number shall not be considered “regular way” for this purpose.

“Expiration Date” shall have the meaning set forth in Section 13(a)(vi).

“Fair Market Value” means the fair market value as determined in good faith by the Board of Directors (or an authorized committee thereof), whose determination shall be final, conclusive and binding.

“Fixed Conversion Rates” means the Maximum Conversion Rate and the Minimum Conversion Rate.

“Floor Price” means $26.32, subject to adjustment as set forth in Section 13(c)(ii).

A “Fundamental Change” shall be deemed to have occurred, at such time after the Initial Issue Date, upon: (a) the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization or otherwise) in connection with which 90% or more of the Common Stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration 10% or more of which (excluding cash payments for fractional shares or pursuant to appraisal rights) is not common stock that is listed on, or immediately after the transaction or event will be listed on, any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market; (b) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Corporation, any of its wholly-owned subsidiaries or any of the Corporation’s or its wholly-owned subsidiaries’ employee benefit plans, filing a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of the Corporation’s directors or the Corporation otherwise becomes aware of such beneficial ownership; or (c) the Common Stock (or Reference Property Units) ceasing to be listed for trading on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors). For the purposes of this definition of “Fundamental Change,” any transaction or event that constitutes a Fundamental Change under both clause (a) and clause (b) above will be deemed to constitute a Fundamental Change solely under clause (a) of this definition of “Fundamental Change.”

“Fundamental Change Conversion” shall have the meaning set forth in Section 9(a).

“Fundamental Change Conversion Date” shall have the meaning set forth in Section 10(c).

“Fundamental Change Conversion Period” shall have the meaning set forth in Section 9(a).

“Fundamental Change Conversion Rate” means, for any Fundamental Change Conversion, the conversion rate set forth in the table below for the Effective Date and the Share Price applicable to such Fundamental Change:

	Share Price
Effective Date	$10.00	$25.00	$50.00	$75.20	$80.00	$85.00	$92.12	$100.00	$120.00	$150.00	$200.00	$250.00	$300.00
June 29, 2018	26.9180	17.9844	14.5840	13.2979	13.1380	12.9893	12.8040	12.6280	12.2822	11.9345	11.5908	11.3903	11.2610
July 1, 2019	22.5940	16.5152	13.9568	12.8755	12.7366	12.6068	12.4443	12.2899	11.9869	11.6873	11.4027	11.2460	11.1499
July 1, 2020	18.0670	15.0388	13.4664	12.5064	12.3699	12.2411	12.0790	11.9258	11.6341	11.3712	11.1620	11.0690	11.0203
July 1, 2021	13.2979	13.2979	13.2979	13.2979	12.5000	11.7647	10.8554	10.8554	10.8554	10.8554	10.8554	10.8554	10.8554

The exact Share Price and Effective Date may not be set forth in the table, in which case:

(a) if the Share Price falls between two Share Prices set forth in the table above, or if the Effective Date falls between two Effective Dates set forth in the table above, the Fundamental Change Conversion Rate shall be determined by straight-line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower Share Prices and the earlier and later Effective Dates, as applicable, based on a 365- or 366-day year, as applicable;

(b) if the Share Price is in excess of $300.00 per share (subject to adjustment in the same manner as the Share Prices in the column headings set forth in the table above are adjusted pursuant to Section 13(c)(iv)), then the Fundamental Change Conversion Rate shall be the Minimum Conversion Rate; and

(c) if the Share Price is less than $10.00 per share (subject to adjustment in the same manner as the Share Prices in the column headings set forth in the table above are adjusted pursuant to Section 13(c)(iv)), then the Fundamental Change Conversion Rate shall be the Maximum Conversion Rate.

The Share Prices in the column headings in the table above are subject to adjustment pursuant to Section 13(c)(iv). The Fundamental Change Conversion Rates set forth in the table above are each subject to adjustment in the same manner as each Fixed Conversion Rate pursuant to Section 13.

“Fundamental Change Dividend Make-Whole Amount” shall have the meaning set forth in Section 9(a).

“Fundamental Change Notice” shall have the meaning set forth in Section 9(b).

“Global Preferred Shares” shall have the meaning set forth in Section 22.

“Holder” means each Person in whose name any share of the Mandatory Convertible Preferred Stock is registered, who shall be treated by the Corporation and the Registrar as the absolute owner of such share of the Mandatory Convertible Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Initial Issue Date” means June 29, 2018, the first original issue date of shares of the Mandatory Convertible Preferred Stock.

“Initial Price” means $75.20, subject to adjustment as set forth in Section 13.

“Junior Stock” means (a) the Common Stock; and (b) each other class or series of capital stock of the Corporation established after the Initial Issue Date the terms of which do not expressly provide that such class or series ranks senior to, or on parity with, the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon the Corporation’s liquidation, winding-up or dissolution.

“Liquidation Dividend Amount” shall have the meaning set forth in Section 4(a).

“Liquidation Preference” means, as to the Mandatory Convertible Preferred Stock, $1,000.00 per share thereof.

“Mandatory Conversion” shall have the meaning set forth in Section 7(a).

“Mandatory Conversion Additional Conversion Amount” shall have the meaning set forth in Section 7(c).

“Mandatory Conversion Date” means the second Business Day immediately following the last Trading Day of the Settlement Period.

“Mandatory Conversion Rate” shall have the meaning set forth in Section 7(a).

“Mandatory Convertible Preferred Stock” shall have the meaning set forth in Part 1 of this Certificate of Designations.

“Market Disruption Event” means that the Common Stock is suspended from, or limited in, trading on the Applicable Market during any period or periods aggregating one half-hour or longer.

“Maximum Conversion Rate” means 13.2979 shares of Common Stock per share of Mandatory Convertible Preferred Stock, subject to adjustment as set forth in Section 13.

“Minimum Conversion Rate” means 10.8554 shares of Common Stock per share of Mandatory Convertible Preferred Stock, subject to adjustment as set forth in Section 13.

“Nonpayment” shall have the meaning set forth in Section 6(b)(i).

“Nonpayment Remedy” shall have the meaning set forth in Section 6(b)(iii).

“Officer” means the Chairman, the Chief Executive Officer, the President, a Vice President, the Secretary or an Assistant Secretary of the Corporation.

“Officer’s Certificate” means a certificate of the Corporation, signed by any duly authorized Officer of the Corporation.

The term “open of business” means 9:00 a.m., New York City time.

“Parity Stock” means each class or series of capital stock of the Corporation established after the Initial Issue Date the terms of which expressly provide that such class or series shall rank on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon the Corporation’s liquidation, winding-up or dissolution.

“Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Preferred Stock” shall have the meaning set forth in the recitals.

“Preferred Stock Directors” shall have the meaning set forth in Section 6(b)(i).

“Prospectus Supplement” means the preliminary prospectus supplement dated June 26, 2018, as supplemented by the related pricing term sheet dated June 26, 2018, relating to the initial offering and sale of the Mandatory Convertible Preferred Stock.

“Record Date” means, with respect to any Dividend Payment Date, the March 15, June 15, September 15 and December 15 immediately preceding the applicable January 1, April 1, July 1 and October 1 Dividend Payment Date, respectively. These Record Dates shall apply regardless of whether a particular Record Date is a Business Day.

“Record Holder” means, with respect to any Dividend Payment Date, a Holder of record of the Mandatory Convertible Preferred Stock as such Holder appears on the stock register of the Corporation at the close of business on the related Record Date.

“Reference Property” shall have the meaning set forth in Section 14.

“Reference Property Unit” shall have the meaning set forth in Section 14.

“Registrar” initially means Computershare Trust Company N.A., the Corporation’s duly appointed registrar for the Mandatory Convertible Preferred Stock and any successor appointed under Section 15.

“Reorganization Event” shall have the meaning set forth in Section 14.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the Applicable Market.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Senior Stock” means each class or series of capital stock of the Corporation established after the Initial Issue Date the terms of which expressly provide that such class or series shall rank senior to the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon the Corporation’s liquidation, winding-up or dissolution.

“Settlement Period” means the 20 consecutive Trading Day period beginning on, and including, the 22nd Scheduled Trading Day immediately preceding July 1, 2021.

“Share Price” means, for any Fundamental Change, (a) if the holders of Common Stock receive only cash in such Fundamental Change, the amount of cash paid in such Fundamental Change per share of Common Stock; and (b) if the holders of Common Stock receive any property other than cash in such Fundamental Change, the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day preceding the Effective Date.

“Shelf Registration Statement” means a shelf registration statement filed with the Securities and Exchange Commission in connection with the issuance of or resales of shares of Common Stock issued as payment of a dividend, including dividends paid in connection with a conversion.

“Spin-Off” means a distribution by the Corporation to all holders of Common Stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of the Corporation.

“Threshold Appreciation Price” means $92.12, subject to adjustment as set forth in Section 13.

“Trading Day” means a day on which:

(a) there is no Market Disruption Event; and

(b) the Common Stock has traded at least once on the Applicable Market;

provided, however, that if the Common Stock is not traded on any such exchange, association or market, “Trading Day” means any Business Day.

“Transfer Agent” shall initially mean Computershare Trust Company, N.A., the Corporation’s duly appointed transfer agent for the Mandatory Convertible Preferred Stock and any successor appointed under Section 15.

“Voting Preferred Stock” means any series of Preferred Stock, other than the Mandatory Convertible Preferred Stock, ranking equally with the Mandatory Convertible Preferred Stock either as to dividends or to the distribution of assets upon liquidation, dissolution or winding-up and upon which like voting rights for the election of directors have been conferred and are exercisable.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page “FTV <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading to the scheduled close of trading on the primary trading session of the Applicable Market on such Trading Day; or, if such price is not available, “VWAP” means the market value per share of Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation for this purpose (which may include any of the underwriters named in the Prospectus Supplement).

Section 3. Dividends.

(a) Rate. Subject to the rights of holders of any class or series of capital stock of the Corporation ranking senior to the Mandatory Convertible Preferred Stock with respect to dividends, Holders shall be entitled to receive, when, as and if declared by the Board of Directors (or an authorized committee thereof) out of funds of the Corporation legally available for payment, cumulative dividends at the rate per annum of 5.00% of the Liquidation Preference per share of the Mandatory Convertible Preferred Stock (the “Dividend Rate”) (equivalent to $50.00 per annum per share), payable in cash or by delivery of shares of Common Stock or any combination of cash and shares of Common Stock, as determined by the Corporation in its sole discretion (subject to the limitations set forth below). Declared dividends on the Mandatory Convertible Preferred Stock shall be payable quarterly on each Dividend Payment Date at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Initial Issue Date, whether or not in any Dividend Period or Dividend Periods there have been funds legally available for the payment of such dividends. Declared dividends shall be payable on the relevant Dividend Payment Date to Record Holders on the immediately preceding Record Date, whether or not the shares of Mandatory Convertible Preferred Stock held by such Record Holders on such Record Date are converted after such Record Date and on or prior to the immediately succeeding Dividend Payment Date. If a Dividend Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.

The amount of dividends payable on each share of the Mandatory Convertible Preferred Stock for each full Dividend Period (after the initial Dividend Period) shall be computed by dividing the Dividend Rate by four. Dividends payable on the Mandatory Convertible Preferred Stock for any period other than a full Dividend Period, including the initial Dividend Period, shall be computed based upon the actual number of days elapsed during such period over a 360-day year (consisting of twelve 30-day months). Accumulations of dividends on shares of the Mandatory Convertible Preferred Stock shall not bear interest.

No dividend shall be declared or paid upon, or any sum of cash or number of shares of Common Stock set apart for the payment of dividends upon, any outstanding shares of Mandatory Convertible Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid upon, or a sufficient sum of cash or number of shares of Common Stock has been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.

Except as provided in this Section 3(a), dividends on shares of Mandatory Convertible Preferred Stock converted to Common Stock shall cease to accumulate, and all other rights of Holders of Mandatory Convertible Preferred Stock will terminate, from and after the Mandatory Conversion Date, the Fundamental Change Conversion Date or the Early Conversion Date (each, a “Conversion Date”), as applicable.

(b) Priority of Dividends. So long as any share of the Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on Common Stock or any other Junior Stock, and no Common Stock or any other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless, in each case, all accumulated and unpaid dividends for all preceding Dividend Periods have been declared and paid, or a sufficient sum of cash or number of shares of Common Stock has been set apart for the payment of such dividends, on all outstanding shares of the Mandatory Convertible Preferred Stock. The foregoing limitation shall not apply to (i) any dividend or distribution payable in shares of Common Stock or other Junior Stock, together with cash in lieu of any fractional share; (ii) purchases, redemptions or other acquisitions of Common Stock or other Junior Stock in connection with the administration of any benefit or other incentive plan, including, without limitation, the forfeiture or surrender of unvested shares of restricted stock or share withholdings or other surrender of shares to which the holder may otherwise be entitled upon exercise, and the payment of cash in lieu of fractional shares; (iii) purchases of fractional interests in shares of Common Stock or other Junior Stock pursuant to the conversion or exchange provisions of such shares of other Junior Stock or any securities exchangeable for or convertible into shares of Common Stock or other Junior Stock, (iv) any dividends or distributions of rights or Common Stock or Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’

rights plan; (v) the deemed purchase or acquisition of fractional interests in shares of Common Stock or other Junior Stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged; (vi) the acquisition by the Corporation or any of its subsidiaries of record ownership in Common Stock or other Junior Stock or Parity Stock for the beneficial ownership of any person (other than for the Corporation or any of its subsidiaries), including as trustees or custodians, and the payment of cash in lieu of fractional shares; and (vii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock and the payment of cash in lieu of fractional shares.

When dividends on shares of the Mandatory Convertible Preferred Stock (A) have not been declared and paid in full on any Dividend Payment Date; or (B) have been declared but a sum of cash or number of shares of Common Stock sufficient for payment thereof has not been set aside for the benefit of the Holders thereof as of the applicable Record Date, no dividends may be declared or paid on any Parity Stock unless and until dividends are declared on the shares of Mandatory Convertible Preferred Stock such that the respective amounts of such dividends declared on the shares of Mandatory Convertible Preferred Stock and such Parity Stock shall bear the same ratio to each other as all accumulated dividends and all declared and unpaid dividends per share on the shares of Mandatory Convertible Preferred Stock and such Parity Stock bear to each other; provided, however, that any unpaid dividends will continue to accumulate.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors (or an authorized committee thereof) may be declared and paid on any securities, including Common Stock, from time to time out of any funds legally available for such payment, and Holders shall not be entitled to participate in any such dividends declared on securities other than the Mandatory Convertible Preferred Stock.

(c) Method of Payment of Dividends.

(i) Subject to the limitations set forth below, any declared dividend (or any portion of any declared dividend) on the shares of Mandatory Convertible Preferred Stock, whether for a current Dividend Period or any prior Dividend Period, may be paid by the Corporation, as determined in the Corporation’s sole discretion:

(A) in cash;

(B) by delivery of shares of Common Stock; or

(C) by delivery of any combination of cash and shares of Common Stock.

(ii) Each payment of a declared dividend on the shares of Mandatory Convertible Preferred Stock shall be made in cash, except to the extent the Corporation timely elects to make all or any portion of such payment in shares of Common Stock. The Corporation shall give notice to Holders of any such election and the portions of such payment that will be made in cash and in shares of Common Stock no later than 10

Scheduled Trading Days prior to the Dividend Payment Date for such dividend, provided that if the Corporation does not provide timely notice of this election, the Corporation will be deemed to have elected to pay the relevant dividend in cash. All cash payments to which a Holder is entitled in connection with a dividend will be computed to the nearest cent.

(iii) If the Corporation elects to make any payment of a declared dividend, or any portion thereof, in shares of Common Stock, such shares shall be valued for such purpose at 97% of the Average VWAP per share of Common Stock over the five consecutive Trading Day period beginning on and including the seventh Scheduled Trading Day prior to the applicable Dividend Payment Date (such Average VWAP, the “Average Price”). If the five Trading Day period to determine the Average Price ends on or after the Dividend Payment Date (whether because a Scheduled Trading Day is not a Trading Day due to the occurrence of a Market Disruption Event or otherwise), then the Dividend Payment Date will be postponed until the Business Day after the final Trading Day of such five Trading Day period. No interest or other amount will accrue as a result of such postponement.

(d) No fractional shares of Common Stock shall be delivered by the Corporation to Holders in payment or partial payment of a dividend. The Corporation shall instead, to the extent that it is legally permitted to do so, pay a cash amount to each Holder that would otherwise be entitled to receive a fraction of a share of Common Stock based on the Average Price with respect to such dividend.

(e) Notwithstanding the foregoing, in no event shall the number of shares of Common Stock to be delivered per share of Mandatory Convertible Preferred Stock in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the total dividend payment per share of Mandatory Convertible Preferred Stock divided by the Floor Price. Except as provided under Section 8, to the extent that the amount of any declared dividend exceeds the product of the number of shares of Common Stock delivered in connection with such dividend and 97% of the Average Price applicable to such dividend, the Corporation shall, if it is able to do so under applicable law and the terms of its credit facilities and other indebtedness, pay such excess amount in cash pro rata per share to the Holders.

(f) To the extent that the Corporation, in its reasonable judgment, determines that a Shelf Registration Statement is required in connection with the issuance of, or for resales of, shares of Common Stock issued as payment of a dividend on the shares of Mandatory Convertible Preferred Stock, including dividends paid in connection with a conversion, the Corporation shall, to the extent such a Shelf Registration Statement is not currently filed and effective, use its commercially reasonable efforts to file and maintain the effectiveness of such a Shelf Registration Statement until the earlier of such time as all such shares of Common Stock have been resold thereunder and such time as all such shares would be freely tradable without registration by holders thereof that are not (and were not at any time during the preceding three months) “affiliates” of the Corporation for purposes of the Securities Act. To the extent applicable, the Corporation shall also use its commercially reasonable efforts to have such shares of Common Stock qualified or registered under applicable U.S. state securities laws, if required, and approved for listing on the New York Stock Exchange (or if the Common Stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed).

Section 4. Liquidation, Dissolution or Winding-Up.

(a) In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive the Liquidation Preference per share of the Mandatory Convertible Preferred Stock, plus an amount (the “Liquidation Dividend Amount”) equal to accumulated and unpaid dividends on such shares to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after satisfaction of debt and other liabilities owed to the Corporation’s creditors and holders of shares of any Senior Stock and before any payment or distribution is made to holders of any Junior Stock, including, without limitation, Common Stock.

(b) If, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the amounts payable with respect to (i) the Liquidation Preference plus the Liquidation Dividend Amount on the shares of Mandatory Convertible Preferred Stock and (ii) the liquidation preference of, and the amount of accumulated and unpaid dividends (to, but excluding, the date fixed for liquidation, winding-up or dissolution) on, all other Parity Stock are not paid in full, the Holders and all holders of any such other Parity Stock shall share equally and ratably in any distribution of the Corporation’s assets in proportion to the respective liquidation preferences and amounts equal to the accumulated and unpaid dividends to which they are entitled.

(c) After the payment to any Holder of the full amount of the Liquidation Preference and the Liquidation Dividend Amount for each of such Holder’s shares of the Mandatory Convertible Preferred Stock, such Holder as such shall have no right or claim to any of the remaining assets of the Corporation.

(d) Neither the sale, lease or exchange of all or substantially all of Corporation’s assets, nor its merger or consolidation into or with any other Person, shall be deemed to be the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation.

Section 5. Redemption. The Mandatory Convertible Preferred Stock shall not be redeemable. However, at the Corporation’s option and in its sole discretion, the Corporation may purchase or exchange the Mandatory Convertible Preferred Stock from time to time in the open market, by tender offer, exchange offer or otherwise without the consent of, or notice to, the Holders.

Section 6. Voting Rights.

(a) General. Holders shall not have any voting rights except as set forth in this Section 6 and as otherwise from time to time specifically required by Delaware law.

(b) Right to Elect Two Directors Upon Nonpayment.

(i) Whenever dividends on any shares of the Mandatory Convertible Preferred Stock (A) have not been declared and paid, or (B) have been declared but a sum of cash or number of shares of Common Stock sufficient for payment thereof has not been set aside for the benefit of the Holders on the applicable Record Date, for the equivalent of six or more Dividend Periods, whether or not for consecutive Dividend Periods and including the first Dividend Period beginning on the Initial Issue Date (a “Nonpayment”), the authorized number of directors of the Board of Directors shall, at the next annual meeting of the stockholders or at a special meeting of stockholders as provided below, automatically be increased by two and the Holders, voting together as a single class with the holders of any and all other series of Voting Preferred Stock then outstanding, shall be entitled, at the Corporation’s next annual meeting or at a special meeting of stockholders, if any, to fill such newly created directorships by electing two additional members of the Board of Directors (the “Preferred Stock Directors”); provided, however, that the election of any such directors will not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which the Corporation’s securities may be listed or quoted) for listed or quoted companies to have a majority of independent directors; and provided, further, that the Board of Directors shall, at no time, include more than two Preferred Stock Directors. In the event of a Nonpayment, the holders of record of at least 25% of the shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock may request that a special meeting of stockholders be called to elect such Preferred Stock Directors (provided, however, that if the next annual or a special meeting of stockholders is scheduled to be held within 90 days of the receipt of such request, the election of such Preferred Stock Directors, to the extent otherwise permitted by the By-laws, shall, instead, be included in the agenda for and shall be held at such scheduled annual or special meeting of stockholders). The Preferred Stock Directors will stand for reelection annually, and at each subsequent annual meeting of the stockholders, so long as the Holders continue to have such voting rights. At any meeting at which the Holders are entitled to elect Preferred Stock Directors, the holders of record of a majority of the then outstanding shares of the Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock, present in person or represented by proxy, shall constitute a quorum and the vote of the holders of a majority of such shares of the Mandatory Convertible Preferred Stock and other Voting Preferred Stock so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the Preferred Stock Directors. Whether a plurality, majority or other portion in voting power of the Mandatory Convertible Preferred Stock and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Mandatory Convertible Preferred Stock and such other Voting Preferred Stock voted.

(ii) Any request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment shall be made by written notice, signed by the requisite holders of the Mandatory Convertible Preferred Stock or other series of Voting Preferred Stock then outstanding, and delivered to the Corporation in such manner as provided for in Section 17 below, or as may otherwise be required by law.

(iii) If and when all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock have been paid in full (a “Nonpayment Remedy”), the Holders shall immediately and, without any further action by the Corporation, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent Nonpayment. If such voting rights for the Holders and all other holders of Voting Preferred Stock shall have terminated, the term of office of each Preferred Stock Director so elected shall terminate at such time and the authorized number of directors of the Board of Directors shall automatically decrease by two.

(iv) Any Preferred Stock Director may be removed at any time, with cause as provided by law or without cause by the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock (voting together as a single class), when they have the voting rights set forth above. In the event that a Nonpayment shall have occurred and there shall not have been a Nonpayment Remedy, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting rights set forth above; provided, however, that the filling of each vacancy will not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which the Corporation’s securities may be listed or quoted) for listed or quoted companies to have a majority of independent directors. Any such vote of stockholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such stockholders, called as provided above for an initial election of Preferred Stock Directors after a Nonpayment (provided, that such request is received at least 90 days before the date fixed for the next annual or special meeting of stockholders, failing which such election shall be included in the agenda for and shall be held at the next scheduled annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote. Each Preferred Stock Director elected at any special meeting of stockholders or by written consent of the other Preferred Stock Director shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated and such Preferred Stock Director shall not have been removed from such office, in each case as above provided.

(c) Other Voting Rights. So long as any shares of the Mandatory Convertible Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock (subject to the last paragraph of this Section 6(c)) at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at an annual or special meeting of such stockholders, shall be necessary for effecting or validating:

(i) Creation of Senior Stock. Any issuance, authorization or creation or increase in the issued or authorized amount of, any specific class or series of Senior Stock;

(ii) Authorization of Senior Stock. Any amendment or alteration of the Charter or this Certificate of Designations so as to authorize or create, or increase the authorized amount of, any class or series of Senior Stock;

(iii) Amendment of the Mandatory Convertible Preferred Stock. Any amendment, alteration or repeal of any provision of the Charter or this Certificate of Designations so as to adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock; or

(iv) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the shares of the Mandatory Convertible Preferred Stock, or a merger or consolidation of the Corporation with or into another entity, unless in each case (x) the shares of the Mandatory Convertible Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity (or the Mandatory Convertible Preferred Stock is otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preferred stock of the surviving or resulting entity or its ultimate parent; and (y) the shares of the Mandatory Convertible Preferred Stock that remain outstanding or such shares of preferred stock, as the case may be, have rights, preferences, privileges and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, taken as a whole, of the Mandatory Convertible Preferred Stock immediately prior to the consummation of such transaction;

provided, however, that for all purposes of this Section 6(c), (1) any increase in the amount of the Corporation’s authorized but unissued shares of Preferred Stock, (2) any increase in the amount of the Corporation’s authorized Mandatory Convertible Preferred Stock or the issuance of any additional shares of the Mandatory Convertible Preferred Stock or (3) the authorization or creation of any class or series of Parity Stock or Junior Stock, any increase in the amount of authorized but unissued shares of such class or series of Parity Stock or Junior Stock or the issuance of any shares of such class or series of Parity Stock or Junior Stock shall be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock, and shall not require the affirmative vote of the Holders.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 6(c) would adversely affect one or more but not all series of Voting Preferred Stock, then only the series of Voting Preferred Stock adversely affected and entitled to vote shall vote as a class in lieu of all other series of Voting Preferred Stock.

Without the consent of the Holders, to the fullest extent permitted by applicable law and so long as such action does not adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock, and limitations and restrictions thereof, the Corporation may amend, alter, supplement, or repeal any terms of the Mandatory Convertible Preferred Stock, including by way of amendment to this Certificate of Designations, for the following purposes:

(i)	to cure any ambiguity or mistake, or to correct or supplement any provision contained in this Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock that may be defective or inconsistent with any other provision contained in such Certificate of Designations;

(ii)	to make any provision with respect to matters or questions relating to the Mandatory Convertible Preferred Stock that is not inconsistent with the provisions of the Charter or this Certificate of Designations; or

(iii)	to waive any of the Corporation’s rights with respect thereto.

In addition, without the consent of the Holders of the Mandatory Convertible Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Mandatory Convertible Preferred Stock in order to conform the terms thereof to the description of the terms of the Mandatory Convertible Preferred Stock set forth under “Description of Mandatory Convertible Preferred Stock” in the Prospectus Supplement.

(d) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the By-laws, applicable law and the rules of any national securities exchange or other trading facility on which the Mandatory Convertible Preferred Stock is listed or traded at the time.

Section 7. Mandatory Conversion on the Mandatory Conversion Date.

(a) Each share of the Mandatory Convertible Preferred Stock shall mandatorily convert (unless previously converted at the option of the Holder in accordance with Section 8 or Section 9) on the Mandatory Conversion Date (“Mandatory Conversion”), into a number of shares of Common Stock equal to the Mandatory Conversion Rate.

(b) The “Mandatory Conversion Rate” shall, subject to adjustment in accordance with Section 7(c), be as follows:

(i) if the Applicable Market Value is greater than the Threshold Appreciation Price, then the Mandatory Conversion Rate shall be equal to the Minimum Conversion Rate;

(ii) if the Applicable Market Value is less than or equal to the Threshold Appreciation Price but greater than or equal to the Initial Price, then the Mandatory Conversion Rate per share of the Mandatory Convertible Preferred Stock shall be equal to the Liquidation Preference divided by the Applicable Market Value; or

(iii) if the Applicable Market Value is less than the Initial Price, then the Mandatory Conversion Rate shall be equal to the Maximum Conversion Rate (for the avoidance of doubt, the Mandatory Conversion Rate will not in any event exceed the Maximum Conversion Rate, subject to adjustment in accordance with Section 13 and exclusive of any Mandatory Conversion Additional Amount or any amounts owing in respect of accrued and unpaid dividends paid at the Corporation’s election in shares of Common Stock).

For the avoidance of doubt, (i) the Fixed Conversion Rates, the Threshold Appreciation Price, the Initial Price and the Applicable Market Value are each subject to adjustment in accordance with Section 13 and (ii) if the 20 consecutive Trading Day period to determine the Applicable Market Value ends on or after the Trading Day prior to July 1, 2021 (whether because of a Market Disruption Event or otherwise) such that the Mandatory Conversion Date occurs after July 1, 2021, no interest or other amounts will accrue as a result of such postponement.

(c) If, on or prior to July 1, 2021, the Corporation has not declared and paid all or any portion of the accumulated dividends on the Mandatory Convertible Preferred Stock, the Mandatory Conversion Rate shall be increased by an additional number of shares of Common Stock equal to the amount of such undeclared, accumulated and unpaid dividends per share of Mandatory Convertible Preferred Stock (such amount, the “Mandatory Conversion Additional Conversion Amount”) divided by the greater of the Floor Price and 97% of the Average Price. To the extent that the Mandatory Conversion Additional Conversion Amount per share of Mandatory Convertible Preferred Stock exceeds the product of such number of additional shares and 97% of the Average Price, the Corporation shall, if the Corporation is legally able to do so, declare and pay such excess amount in cash pro rata per share to the Holders.

(d) If the Corporation declares a dividend for the Dividend Period ending on July 1, 2021, the Corporation shall pay such dividend to the Record Holders as of the immediately preceding Record Date in accordance with Section 3.

Section 8. Early Conversion at the Option of the Holder.

(a) Other than during a Fundamental Change Conversion Period, the Holders shall have the right to convert their Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock), at any time prior to July 1, 2021 (“Early Conversion”), into shares of Common Stock at the Minimum Conversion Rate, subject to satisfaction of the conversion procedures set forth in Section 10.

(b) If, as of any Early Conversion Date, the Corporation has not declared all or any portion of the accumulated and unpaid dividends for all full Dividend Periods ending on the Dividend Payment Date immediately prior to such Early Conversion Date, the Minimum Conversion Rate shall be increased by a number of shares of Common Stock equal to the amount of such undeclared, accumulated and unpaid dividends per share of Mandatory Convertible Preferred Stock (such amount of undeclared, accumulated and unpaid dividends, the “Early Conversion Additional Amount”) for such prior Dividend Periods, divided by the greater of the

Floor Price and the Average VWAP per share of the Common Stock over the 20 consecutive Trading Day period (such period, the “Early Conversion Settlement Period”) ending on the second Trading Day immediately preceding the Early Conversion Date (such Average VWAP, the “Early Conversion Average Price”). Notwithstanding anything to the contrary in this Certificate of Designations, to the extent that the Early Conversion Additional Amount exceeds the product of such number of additional shares and the Early Conversion Average Price, the Corporation shall not have any obligation to pay the shortfall in cash. Except as provided in the first sentence of this Section 8(b), upon any Early Conversion of any shares of the Mandatory Convertible Preferred Stock, the Corporation shall make no payment or allowance for unpaid dividends on such shares of the Mandatory Convertible Preferred Stock, unless the applicable Early Conversion Date occurs after the Record Date for a declared dividend and on or prior to the immediately succeeding Dividend Payment Date, in which case the Corporation shall pay such dividend on such Dividend Payment Date to the Record Holder of the converted shares of the Mandatory Convertible Preferred Stock as of such Record Date, in accordance with Section 3.

Section 9. Fundamental Change Conversion.

(a) If a Fundamental Change occurs on or prior to July 1, 2021, the Holders shall have the right to (i) convert their shares of the Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock) (any such conversion pursuant to this Section 9(a) being a “Fundamental Change Conversion”) at any time during the period (the “Fundamental Change Conversion Period”) that begins on the effective date of such Fundamental Change (the “Effective Date”) and ends at the close of business on the date that is 20 calendar days after the Effective Date (or, if earlier, July 1, 2021) into a number of shares of Common Stock (or Reference Property Units) equal to the Fundamental Change Conversion Rate per share of the Mandatory Convertible Preferred Stock, (ii) with respect to such converted shares, receive an amount in cash (subject to the following proviso) equal to the present value, calculated using a discount rate of 5.00% per annum, of all scheduled dividend payments (excluding any Accumulated Dividend Amount) on the Mandatory Convertible Preferred Stock for all the remaining Dividend Periods (including any partial Dividend Period) from, and including, such Effective Date to but excluding the Mandatory Conversion Date (the “Fundamental Change Dividend Make-Whole Amount”); and (iii) with respect to such converted shares, receive the Accumulated Dividend Amount (subject to the following proviso), if any; provided that in the case of clauses (ii) and (iii), the Corporation may deliver shares of Common Stock in lieu of all or part of such cash amounts as set forth in Section 9(d) below and subject to the limitations with respect to the number of shares of Common Stock set forth in Section 9(d) below; provided, further, that, notwithstanding clauses (ii) and (iii) above, if the Conversion Date for such shares falls on or after a Record Date for a declared dividend and prior to the related Dividend Payment Date, then the Corporation shall pay such dividend on the relevant Dividend Payment Date to Record Holders at the close of business on the immediately preceding Record Date, in accordance with Section 3, and the amount of such dividend shall not be included in the Accumulated Dividend Amount, and the Fundamental Change Dividend Make-Whole Amount shall not include the present value of such dividend. Holders who do not submit their shares of Mandatory Convertible Preferred Stock for conversion during the Fundamental Change Conversion Period shall not be entitled to convert their Mandatory Convertible Preferred Stock at the relevant Fundamental Change Conversion Rate or to receive the relevant Fundamental Change Dividend Make-Whole Amount or the relevant Accumulated Dividend Amount.

(b) No later than the second Business Day following the Effective Date of a Fundamental Change, a written notice (the “Fundamental Change Notice”) shall be sent by or on behalf of the Corporation to the Holders. Such notice shall state:

(i) the event causing the Fundamental Change;

(ii) the anticipated Effective Date or actual Effective Date, as the case may be;

(iii) that Holders shall have the right to effect a Fundamental Change Conversion in connection with such Fundamental Change during the Fundamental Change Conversion Period;

(iv) the Fundamental Change Conversion Period; and

(v) the instructions a Holder must follow to effect a Fundamental Change Conversion in connection with such Fundamental Change.

If the Corporation notifies Holders of a Fundamental Change later than the second Business Day following the Effective Date, the Fundamental Change Conversion Period shall be extended by a number of days equal to the number of days from, and including, such Effective Date to, but excluding, the date of such notice; provided that the Fundamental Change Conversion Period shall not be extended beyond July 1, 2021.

(c) No later than the second Business Day following the Effective Date, the Corporation shall notify Holders of:

(i) the Fundamental Change Conversion Rate;

(ii) the Fundamental Change Dividend Make-Whole Amount and whether the Corporation will pay such amount in cash, shares of Common Stock (or Reference Property Units) or a combination thereof, specifying the combination, if applicable; and

(iii) the Accumulated Dividend Amount as of the Effective Date and whether the Corporation will pay such amount in cash, shares of Common Stock or a combination thereof, specifying the combination, if applicable.

(d) (i) For any shares of the Mandatory Convertible Preferred Stock that are converted during the Fundamental Change Conversion Period, in addition to the Common Stock (or Reference Property Units) issued upon conversion at the Fundamental Change Conversion Rate, the Corporation shall at its option:

(A) pay the Fundamental Change Dividend Make-Whole Amount in cash, to the extent the Corporation is legally permitted to do so;

(B) increase the number of shares of Common Stock (or Reference Property Units) to be issued upon conversion by a number equal to (x) the Fundamental Change Dividend Make-Whole Amount divided by (y) the greater of the Floor Price and 97% of the Share Price; or

(C) pay the Fundamental Change Dividend Make-Whole Amount through any combination of cash and shares of Common Stock (or Reference Property Units) in accordance with the provisions of clauses (A) and (B) above.

(ii) In addition, to the extent that the Accumulated Dividend Amount exists as of the Effective Date of the Fundamental Change, the Corporation shall, at its option, pay the Accumulated Dividend Amount:

(A) in cash, to the extent the Corporation is permitted under applicable law and the terms of its credit facilities and other indebtedness to do so;

(B) in an additional number of shares of Common Stock (or Reference Property Units) equal to (x) the Accumulated Dividend Amount divided by (y) the greater of the Floor Price and 97% of the Share Price; or

(C) in a combination of cash and shares of Common Stock (or Reference Property Units) in accordance with the provisions of clauses (A) and (B) above.

(iii) The Corporation shall pay the Fundamental Change Dividend Make-Whole Amount and the Accumulated Dividend Amount in cash, except to the extent the Corporation elects on or prior to the second Business Day following the relevant Effective Date to make all or any portion of such payments in Common Stock (or Reference Property Units). In addition, if the Corporation elects to deliver Common Stock (or Reference Property Units) in respect of all or any portion of the Fundamental Change Dividend Make-Whole Amount or the Accumulated Dividend Amount, to the extent that the portion of the Fundamental Change Dividend Make-Whole Amount or the Accumulated Dividend Amount paid in Common Stock (or Reference Property Units) exceeds the product of the number of additional shares the Corporation delivers in respect thereof and 97% of the Share Price, the Corporation shall, if it is able to do so under applicable law and the terms of its credit facilities and other indebtedness, pay such excess amount in cash.

(iv) No fractional shares of Common Stock (or Reference Property Units) shall be delivered by the Corporation to converting Holders in respect of the Fundamental Change Dividend Make-Whole Amount or the Accumulated Dividend Amount. Cash shall instead be paid by the Corporation to each converting Holder that would otherwise be entitled to receive a fraction of a share of Common Stock (or Reference Property Units) based on the Average VWAP per share of Common Stock (or Reference Property Units) over the five consecutive Trading Day period ending on, and including, the seventh Scheduled Trading Day immediately preceding the relevant Fundamental Change Conversion Date.

Section 10. Conversion Procedures.

(a) Pursuant to Section 7, on the Mandatory Conversion Date, any outstanding shares of the Mandatory Convertible Preferred Stock shall mandatorily and automatically convert into shares of Common Stock. Except as provided under Section 3 in respect of declared dividends paid in cash or shares of Common Stock (but not, for the avoidance of doubt, any Mandatory Conversion Additional Amount or cash as a result of an insufficient Mandatory Conversion Additional Amount as described under Section 7), the Person or Persons entitled to receive the shares of Common Stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock shall be treated as the record holder(s) of such shares of Common Stock as of the close of business on the Mandatory Conversion Date. Except as provided under Section 13(c)(iii), prior to the close of business on the Mandatory Conversion Date, the Common Stock issuable upon conversion of the Mandatory Convertible Preferred Stock shall not be outstanding for any purpose and Holders shall have no rights with respect to such Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the Mandatory Convertible Preferred Stock.

(b) To effect an Early Conversion pursuant to Section 8, a Holder who

(i) holds a beneficial ownership interest in a Global Preferred Share must deliver to the Depositary the appropriate instruction form for conversion pursuant to the Depositary’s conversion program and, if required, pay all transfer or similar taxes or duties, if any; or

(ii) holds shares of the Mandatory Convertible Preferred Stock in definitive, certificated form must:

(A) complete and manually sign the conversion notice on the back of the Mandatory Convertible Preferred Stock certificate or a facsimile of such conversion notice;

(B) deliver the completed conversion notice and the certificated shares of the Mandatory Convertible Preferred Stock to be converted to the Conversion and Dividend Disbursing Agent;

(C) if required, furnish appropriate endorsements and transfer documents; and

(D) if required, pay all transfer or similar taxes or duties, if any.

The Early Conversion shall be effective on the date on which a Holder has satisfied the foregoing requirements, to the extent applicable (“Early Conversion Date”). A Holder shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of Common Stock if such Holder exercises its conversion rights, but such Holder shall be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Common Stock in a name other than the name of such Holder. A certificate representing the shares of Common Stock issuable upon conversion shall be issued and delivered to the converting Holder or, if the Mandatory Convertible Preferred Stock being converted is in the form of Global Preferred Shares, the shares of Common Stock issuable upon conversion shall be delivered to the converting Holder through book-entry transfer through the facilities of the Depositary, in each case together with delivery by the Corporation to the converting Holder of any cash to which the converting Holder is entitled, on the later of (i) the second Business Day immediately succeeding the Early Conversion Date and (ii) the Business Day after the Holder has paid in full all applicable taxes and duties, if any.

Except as provided under Section 3 in respect of declared dividends paid in cash or shares of Common Stock (but not, for the avoidance of doubt, any shares of Common Stock in respect of an Early Conversion Additional Amount, an Accumulated Dividend Amount or a Fundamental Change Dividend Make-Whole Amount, or cash as a result of an insufficient share amount as provided under Section 8 and Section 9), the Person or Persons entitled to receive the shares of Common Stock issuable upon Early Conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the applicable Early Conversion Date. Except as set forth in Section 13(c)(iii), prior to the close of business on such applicable Early Conversion Date, the shares of Common Stock issuable upon conversion of any shares of the Mandatory Convertible Preferred Stock shall not be deemed to be outstanding for any purpose, and Holders shall have no rights with respect to such shares of Common Stock, including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding shares of the Mandatory Convertible Preferred Stock.

In the event that an Early Conversion is effected with respect to shares of the Mandatory Convertible Preferred Stock representing less than all the shares of the Mandatory Convertible Preferred Stock held by a Holder, upon such Early Conversion the Corporation shall execute and instruct the Registrar and Transfer Agent to countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of the Mandatory Convertible Preferred Stock as to which Early Conversion was not effected, or, if the Mandatory Convertible Preferred Stock is held in book-entry form, the Corporation shall cause the Transfer Agent and Registrar to reduce the number of shares of the Mandatory Convertible Preferred Stock represented by the global certificate by making a notation on Schedule I attached to the global certificate or otherwise notate such reduction in the register maintained by such Transfer Agent and Registrar.

(c) To effect a Fundamental Change Conversion pursuant to Section 9, a Holder who:

(i) holds a beneficial ownership interest in a Global Preferred Share must deliver to the Depositary the appropriate instruction form for conversion pursuant to the Depositary’s conversion program and, if required, pay all transfer or similar taxes or duties, if any; or

(ii) holds shares of the Mandatory Convertible Preferred Stock in definitive, certificated form must:

(A) complete and manually sign the conversion notice on the back of the Mandatory Convertible Preferred Stock certificate or a facsimile of such conversion notice;

(B) deliver the completed conversion notice and the certificated shares of the Mandatory Convertible Preferred Stock to be converted to the Conversion and Dividend Disbursing Agent;

(C) if required, furnish appropriate endorsements and transfer documents; and

(D) if required, pay all transfer or similar taxes or duties, if any.

The Fundamental Change Conversion shall be effective on the date on which a Holder has satisfied the foregoing requirements, to the extent applicable (the “Fundamental Change Conversion Date”). A Holder shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of Common Stock if such Holder exercises its conversion rights, but such Holder shall be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Common Stock in a name other than the name of such Holder. A certificate representing the shares of Common Stock issuable upon conversion shall be issued and delivered to the converting Holder or, if the Mandatory Convertible Preferred Stock being converted is in book-entry form, the shares of Common Stock issuable upon conversion shall be delivered to the converting Holder through book-entry transfer through the facilities of the Depositary, in each case together with delivery by the Corporation to the converting Holder of any cash to which the converting Holder is entitled, on the later of (i) the second Business Day immediately succeeding the Fundamental Change Conversion Date and (ii) the Business Day after the Holder has paid in full all applicable taxes and duties, if any.

The Person or Persons entitled to receive the shares of Common Stock issuable upon such Fundamental Change Conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the applicable Fundamental Change Conversion Date. Except as set forth in Section 13(c)(iii), prior to the close of business on such applicable Fundamental Change Conversion Date, the shares of Common Stock issuable upon conversion of any shares of the Mandatory Convertible Preferred Stock shall not be outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock, including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding shares of the Mandatory Convertible Preferred Stock.

In the event that a Fundamental Change Conversion is effected with respect to shares of the Mandatory Convertible Preferred Stock representing less than all the shares of the Mandatory Convertible Preferred Stock held by a Holder, upon such Fundamental Change Conversion the Corporation shall execute and instruct the Registrar and Transfer Agent to countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of the Mandatory Convertible Preferred Stock as to which Fundamental Change Conversion was not effected, or, if the Mandatory Convertible Preferred Stock is held in book-

entry form, the Corporation shall cause the Transfer Agent and Registrar to reduce the number of shares of the Mandatory Convertible Preferred Stock represented by the global certificate by making a notation on Schedule I attached to the global certificate or otherwise notate such reduction in the register maintained by such Transfer Agent and Registrar.

(d) In the event that a Holder shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such Mandatory Convertible Preferred Stock should be registered or, if applicable, the address to which the certificate or certificates representing such shares of Common Stock should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the Holder as shown on the records of the Corporation and, if applicable, to send the certificate or certificates representing such shares of Common Stock to the address of such Holder shown on the records of the Corporation.

(e) Shares of the Mandatory Convertible Preferred Stock shall cease to be outstanding on the applicable Conversion Date, subject to the right of Holders of such shares to receive shares of Common Stock issuable upon conversion of such shares of the Mandatory Convertible Preferred Stock and other amounts and shares of Common Stock, if any, to which they are entitled pursuant to Sections 7, 8 or 9, as applicable and, if the applicable Conversion Date occurs after the Record Date for a declared dividend and prior to the immediately succeeding Dividend Payment Date, subject to the right of the Record Holders of such shares of the Mandatory Convertible Preferred Stock on such Record Date to receive payment of such declared dividend on such Dividend Payment Date pursuant to Section 3.

Section 11. Reservation of Common Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of the Mandatory Convertible Preferred Stock as herein provided, free from any preemptive or other similar rights, a number of shares of Common Stock equal to the product of the Maximum Conversion Rate then in effect and the number of shares of the Mandatory Convertible Preferred Stock then outstanding. For purposes of this Section 11(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of the Mandatory Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of the Mandatory Convertible Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Common Stock delivered upon conversion of the Mandatory Convertible Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, use commercially reasonable efforts to list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of, or issuable in respect of the payment of dividends, the Accumulated Dividend Amount or the Fundamental Change Dividend Make-Whole Amount on, the Mandatory Convertible Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of the Mandatory Convertible Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to use its commercially reasonable efforts to list such Common Stock issuable upon the first conversion of the Mandatory Convertible Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 12. Fractional Shares.

(a) No fractional shares of Common Stock shall be issued to Holders as a result of any conversion of shares of the Mandatory Convertible Preferred Stock or otherwise.

(b) In lieu of any fractional shares of Common Stock otherwise issuable in respect of the aggregate number of shares of the Mandatory Convertible Preferred Stock that are converted, cash will be paid in an amount (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the Average VWAP per share of Common Stock over the five consecutive Trading Day period beginning on, and including, the seventh Scheduled Trading Day immediately preceding the applicable Conversion Date. If the Conversion Date occurs on or prior to the last Scheduled Trading Day of such five consecutive Trading Day period, the cash payment shall be deferred until the second Business Day immediately following the last Trading Day of such five consecutive Trading Day period.

(c) Subject to any applicable rules and procedures of the Depositary, if more than one share of the Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so surrendered.

Section 13. Anti-Dilution Adjustments to the Fixed Conversion Rates.

(a) Each Fixed Conversion Rate shall be adjusted only upon the occurrence of the following enumerated events:

(i) Stock Dividends and Distributions. If the Corporation issues shares of Common Stock to all holders of Common Stock as a dividend or other distribution, each Fixed Conversion Rate in effect at the close of business on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or other distribution shall be divided by a fraction:

(A) the numerator of which is the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, without giving effect to such dividend, distribution, stock split or stock combination; and

(B) the denominator of which is the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the total number of shares of Common Stock constituting such dividend or other distribution.

Any adjustment made pursuant to this clause (i) shall become effective immediately after the close of business on the date fixed for such determination. If any dividend or distribution described in this clause (i) is declared but not so paid or made, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors (or an authorized committee thereof) publicly announces its decision not to pay or make such dividend or distribution, to such Fixed Conversion Rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (i), the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination shall not include shares held in treasury by the Corporation but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation shall not pay any dividend or make any distribution on shares of Common Stock held in treasury by the Corporation.

(ii) Issuance of Stock Purchase Rights. If the Corporation issues to all holders of shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans or pursuant to a rights plan) entitling such holders, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price, each Fixed Conversion Rate in effect at the close of business on the date fixed for determination of the holders of Common Stock entitled to receive such rights or warrants shall be increased by multiplying such Fixed Conversion Rate by a fraction:

(A) the numerator of which is the sum of (x) the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and (y) the number of shares of Common Stock issuable pursuant to such rights or warrants; and

(B) the denominator of which is the sum of (x) the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and (y) the number of shares of Common Stock equal to the quotient of the aggregate offering price payable to exercise such rights or warrants divided by the Current Market Price.

In the event that such rights or warrants described in this clause (ii) are not so issued, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors (or an authorized committee thereof) publicly announces its decision not to issue such rights or warrants, to such Fixed Conversion Rate that would then be in effect if such issuance had not been declared.

Any adjustment made pursuant to this clause (ii) shall become effective immediately after the close of business on the date fixed for such determination. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each Fixed Conversion Rate shall be readjusted to such Fixed Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase shares of Common Stock at less than the Current Market Price, and in determining the aggregate offering price payable to exercise such rights or warrants, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined in good faith by the Board of Directors or an authorized committee thereof, which determination shall be final, conclusive and binding). For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares held in treasury by the Corporation but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation shall not issue any such rights or warrants in respect of shares of Common Stock held in treasury by the Corporation.

(iii) Subdivisions and Combinations of the Common Stock. If the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock or combined into a lesser number of shares of Common Stock, each Fixed Conversion Rate in effect at the close of business on the effective date of such subdivision or combination shall be multiplied by a fraction:

(A) the numerator of which is the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination; and

(B) the denominator of which is the number of shares of Common Stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (iii) shall become effective immediately after the close of business on the effective date of such subdivision or combination.

(iv) Debt or Asset Distribution.

(A) If the Corporation distributes to all holders of Common Stock evidences of its indebtedness, shares of capital stock, securities, rights to acquire shares of the Corporation’s capital stock, cash or other assets (excluding (1) any dividend or distribution of shares of Common Stock described in Section 13(a)(i), (2) any rights or warrants described in Section 13(a)(ii), (3) any dividend or distribution described in Section 13(a)(v), (4) any Spin-Off, as to which the provisions set forth in Section 13(a)(iv)(B) apply and (5) any dividends and distributions upon the conversion of, or in exchange for, Common Stock in connection with a recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in a change in the conversion consideration as described in Section 14), each Fixed Conversion Rate in effect at the close of business on the date fixed for the determination of holders of Common Stock entitled to receive such distribution shall be multiplied by a fraction:

(1) the numerator of which is the Current Market Price; and

(2) the denominator of which is the Current Market Price minus the Fair Market Value, on such date fixed for determination, of the portion of the evidences of indebtedness, shares of capital stock, securities, rights to acquire shares of the Corporation’s capital stock, cash or other assets so distributed applicable to one share of Common Stock.

To the extent such distribution is not so paid or made, each Fixed Conversion Rate will be readjusted to the Fixed Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(B) In the case of a Spin-Off, each Fixed Conversion Rate in effect at the close of business on the date fixed for the determination of holders of Common Stock entitled to receive such distribution shall be multiplied by a fraction:

(1) the numerator of which is the sum of the Current Market Price of the Common Stock and the Fair Market Value of the portion of those shares of capital stock or similar equity interests so distributed that is applicable to one share of Common Stock (or, if such shares of capital stock or equity interests are listed on a U.S. national or regional securities exchange, the Current Market Price of such capital stock or equity interests); and

(2) the denominator of which is the Current Market Price of the Common Stock.

In the event that a distribution described in this clause (iv)(B) is not so made, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors (or an authorized committee thereof) publicly announces its decision not to make such distribution, to such Fixed Conversion Rate that would then be in effect if such distribution had not been declared.

Any adjustment made pursuant to this clause (iv) shall become effective immediately after the close of business on the date fixed for the determination of the holders of Common Stock entitled to receive such distribution. If (x) an adjustment to each Fixed Conversion Rate is required under this clause (iv) during the Settlement Period, or (y) a holder submits shares of Mandatory Convertible Preferred Stock for early conversion during the period commencing after the close of business on the determination date described above and prior to the time that the Current Market Price is determined for purposes of this clause (iv), then in either case delivery of the shares of Common Stock issuable upon conversion shall be delayed until the second Business Day immediately after the first date as of which the calculations provided for in this clause (iv) can be completed.

(v) Cash Distributions. If the Corporation pays or makes a dividend or other distribution consisting exclusively of cash to all holders of Common Stock other than a regular, quarterly cash dividend that does not exceed $0.07 per share (the “Dividend Threshold,” subject to adjustment as set forth below) (excluding (x) any cash that is distributed in a Reorganization Event to which Section 14 applies, (y) any dividend or other distribution in connection with the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and (z) any consideration payable as part of a tender or exchange offer by the Corporation or any subsidiary of the Corporation covered by Section 13(a)(vi)), each Fixed Conversion Rate in effect at the close of business on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or other distribution shall be multiplied by a fraction:

(A) the numerator of which is the Current Market Price minus the Dividend Threshold (provided that if the distribution is not a regular quarterly cash dividend, the Dividend Threshold will, for purposes of such distribution, be deemed to be zero); and

(B) the denominator of which is the Current Market Price minus the amount per share of Common Stock of such dividend or other distribution.

The Dividend Threshold is subject to adjustment in a manner inversely proportional to adjustments to the Fixed Conversion Rates pursuant to the provisions set forth in this Section 13; provided, however, that no adjustment will be made to the Dividend Threshold for any adjustment to the Fixed Conversion Rates under this clause (v).

Any adjustment made pursuant to this clause (v) shall become effective immediately after the close of business on the date fixed for the determination of the holders of Common Stock entitled to receive such dividend or other distribution. In the event that any dividend or other distribution described in this clause (v) is not so paid or made, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors (or an authorized committee thereof) publicly announces its decision not to pay such dividend or make such other distribution, to such Fixed Conversion Rate which would then be in effect if such dividend or other distribution had not been declared.

(vi) Self Tender Offers and Exchange Offers. If the Corporation or any subsidiary of the Corporation successfully completes a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for outstanding Common Stock (excluding any securities convertible or exchangeable for Common Stock), where the cash and the fair market value of any other consideration included in the payment per share of Common Stock exceeds the Current Market Price, each Fixed Conversion Rate in effect at the close of business on the date of expiration of the tender or exchange offer (the “Expiration Date”) shall be multiplied by a fraction:

(A) the numerator of which shall be equal to the sum of:

(1) the aggregate cash and Fair Market Value, on the Expiration Date, of any other consideration paid or payable for shares of Common Stock purchased in such tender or exchange offer; and

(2) the product of (x) the Current Market Price and (y) the number of shares of Common Stock outstanding at the time such tender or exchange offer expires, less any purchased shares; and

(B) the denominator of which shall be equal to the product of:

(1) the Current Market Price; and

(2) the number of shares of Common Stock outstanding at the time such tender or exchange offer expires, including any purchased shares.

Any adjustment made pursuant to this clause (vi) shall become effective immediately after the close of business on the 10th Trading Day immediately following the Expiration Date but will be given effect as of the open of business on the Expiration Date. In the event that the Corporation or one of its subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each Fixed Conversion Rate shall be readjusted to be such Fixed Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (vi) to any tender offer or exchange offer would result in a decrease in each Fixed Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this clause (vi). If (x) an adjustment to each Fixed Conversion Rate is required pursuant to this clause (vi) during the Settlement Period or (y) a holder submits shares of Mandatory Convertible Preferred Stock for early conversion during the period commencing after the open of business on the Expiration Date described above and prior to the time that the Current Market Price is determined for purposes of this clause (vi), then in either case, delivery of the related conversion consideration shall be delayed to the second Business Day immediately after the first date as of which the calculations provided for in this clause (vi) can be completed.

(vii) Fair Market Value in Excess of Current Market Price. Except with respect to a Spin-Off, in cases where the Fair Market Value of the evidences of the Corporation’s indebtedness, shares of capital stock, securities, rights to acquire shares of the Corporation’s capital stock, cash or other assets as to which Section 13(a)(iv) or Section 13(a)(v) apply, applicable to one share of Common Stock, distributed to holders of

Common Stock equals or exceeds the Current Market Price (as determined for purposes of calculating the conversion rate adjustment pursuant to such Section 13(a)(iv) or Section 13(a)(v)), rather than being entitled to an adjustment in each Fixed Conversion Rate, upon the Corporation’s election and in its sole discretion, Holders shall be entitled to receive upon conversion, in addition to a number of shares of Common Stock otherwise deliverable on the applicable Conversion Date, the kind and amount of the evidences of the Corporation’s indebtedness, shares of the Corporation’s capital stock, securities, rights to acquire shares of the Corporation’s capital stock, cash or other assets comprising the distribution that such Holder would have received if such Holder had owned, immediately prior to the record date for determining the holders of Common Stock entitled to receive the distribution, for each share of the Mandatory Convertible Preferred Stock, a number of shares of Common Stock equal to the Maximum Conversion Rate in effect on the date of such distribution.

(viii) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Mandatory Convertible Preferred Stock, converting Holders shall receive, in addition to the Common Stock, the rights under such rights plan, unless, prior to such Conversion Date, the rights have separated from the Common Stock, in which case, and only in such case, each Fixed Conversion Rate shall be adjusted at the time of separation of such rights as if the Corporation made a distribution to all holders of the Common Stock as described in Section 13(a)(iv)(A), subject to readjustment in the event of the expiration, termination or redemption of such rights. Notwithstanding anything to the contrary in this Section 13, the Fixed Conversion Rates will not be adjusted on account of any rights issued pursuant to a rights plan, except to the extent provided in the preceding sentence. Any distribution of rights or warrants pursuant to a rights plan that would allow Holders to receive upon conversion, in addition to any shares of Common Stock, the rights described therein (unless such rights or warrants have separated from Common Stock) shall not constitute a distribution of rights or warrants that would entitle Holders to an adjustment to the Fixed Conversion Rates.

(b) Adjustment for Tax Reasons. The Corporation may make such increases in each Fixed Conversion Rate, in addition to any other increases required by this Section 13, as the Corporation deems advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason, provided that the same proportionate adjustment must be made to each Fixed Conversion Rate.

(c) Calculation of Adjustments; Adjustments to Threshold Appreciation Price, Initial Price and Share Price.

(i) All adjustments to each Fixed Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock. Prior to the first Trading Day of the Settlement Period, no adjustment in a Fixed Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein. If, by reason of this Section 13(c)(i), any adjustment is not required to be made, such adjustment shall be carried forward and taken into account in any subsequent adjustment; provided, however, that on (x) the earlier of any Early Conversion Date and the Effective Date of any Fundamental Change and (y) each Trading Day of the Settlement Period, adjustments to each Fixed Conversion Rate shall be made with respect to any such adjustment carried forward that has not been taken into account before such date.

(ii) If an adjustment is made to the Fixed Conversion Rates pursuant to Section 13(a) or 13(b), (x) an inversely proportional adjustment shall also be made to the Threshold Appreciation Price and the Initial Price and (y) an inversely proportional adjustment will also be made to the Floor Price. Such adjustments shall be made by dividing each of the Threshold Appreciation Price, the Initial Price and the Floor Price by a fraction, the numerator of which shall be either Fixed Conversion Rate immediately after such adjustment pursuant to Section 13(a) or 13(b) and the denominator of which shall be such Fixed Conversion Rate immediately before such adjustment. Whenever any provision of this Certificate of Designations requires the Corporation to calculate the VWAP per share of the Common Stock over a span of multiple days, the Corporation shall make appropriate adjustments (including, without limitation, to the Applicable Market Value, the Early Conversion Average Price, the Current Market Price and the Average Price (as the case may be)) to account for any adjustments, pursuant to Section 13(a), 13(b) or 13(c)(ii), to the Initial Price, the Threshold Appreciation Price, the Floor Price and the Fixed Conversion Rates (as the case may be) that become effective, or any event that would require such an adjustment if the Ex-Date, effective date or Expiration Date (as the case may be) of such event occurs, during the relevant period used to calculate such prices or values (as the case may be).

(iii) If:

(A) the record date for a dividend or distribution on shares of the Common Stock occurs after the end of the Settlement Period and before the Mandatory Conversion Date; and

(B) such dividend or distribution would have resulted in an adjustment of the number of shares of Common Stock issuable to the Holders had such record date occurred on or before the last Trading Day of the Settlement Period, then the Corporation shall deem the Holders to be holders of record, for each share of their Mandatory Convertible Preferred Stock, of a number of shares of Common Stock equal to the Mandatory Conversion Rate for purposes of that dividend or distribution.

(iv) If an adjustment is made to the Fixed Conversion Rates pursuant to Section 13(a) or 13(b), a proportional adjustment shall be made to each Share Price column heading set forth in the table included in the definition of “Fundamental Change Conversion Rate” as of the day on which the Fixed Conversion Rates are so adjusted. Such adjustment shall be made by multiplying each Share Price included in such table, applicable immediately prior to such adjustment, by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to the adjustment giving rise to such Share Price adjustment, and the denominator of which is the Minimum Conversion Rate as so adjusted.

(v) Notwithstanding anything herein to the contrary, no adjustment to the Fixed Conversion Rates shall be made if Holders may participate, at the same time, upon the same terms and otherwise on the same basis as holders of Common Stock and solely as a result of holding Mandatory Convertible Preferred Stock, in the transaction that would otherwise give rise to such adjustment as if they held, for each share of the Mandatory Convertible Preferred Stock, a number of shares of Common Stock equal to the Maximum Conversion Rate then in effect. The Corporation shall notify Holders, in the event they may so participate, at the same time it notifies holders of Common Stock of their participation in such transaction.

The Corporation shall not be required to adjust the Fixed Conversion Rates except to the extent required by this Certificate of Designations. Notwithstanding anything to the contrary set forth herein, and without limiting the prior sentence, the Fixed Conversion Rates shall not be adjusted:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(B) upon the issuance of any shares of Common Stock or rights, warrants, options, units or other securities exercisable for the purchase of those shares pursuant to any present or future benefit or other incentive plan or program of or assumed by the Corporation or any of its subsidiaries;

(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Initial Issue Date;

(D) for a change in the par value of the Common Stock;

(E) for stock repurchases that are not tender offers, including structured or derivative transactions;

(F) as a result of a tender offer solely to holders of fewer than 100 shares of Common Stock;

(G) as a result of a tender or exchange offer by a person other than the Corporation or one or more of its subsidiaries; or

(H) for accumulated dividends on the Mandatory Convertible Preferred Stock, except as provided under Sections 7, 8 and 9.

(d) Notice of Adjustment. Whenever the Fixed Conversion Rates and the Fundamental Change Conversion Rates set forth in the table in the definition of “Fundamental Change Conversion Rate” are to be adjusted, the Corporation shall, within 10 Business Days following the effectiveness of such adjustment:

(i) compute such adjusted Fixed Conversion Rates and Fundamental Change Conversion Rates and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth such adjusted Fixed Conversion Rates and Fundamental Change Conversion Rates, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based; and

(ii) provide, or cause to be provided, a written notice to the Holders of the occurrence of such adjustment together with a statement setting forth in reasonable detail the method by which the adjustments to each of the Fixed Conversion Rates and Fundamental Change Conversion Rates were determined and setting forth such adjusted Fixed Conversion Rates and Fundamental Change Conversion Rates.

Section 14. Recapitalizations, Reclassifications and Changes of Common Stock. If there occurs:

(a) any consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation in which the Corporation is the surviving corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Corporation or another Person);

(b) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation;

(c) any reclassification of Common Stock into securities including securities other than Common Stock; or

(d) any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition),

in each case, as a result of which the Common Stock would be converted into, or exchanged for, securities, cash or property (each such event, a “Reorganization Event,” and such securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one share of Common Stock would be entitled to receive on account of such Reorganization Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary set forth in this Certificate of Designations,

(i) from and after the effective time of such Reorganization Event, (A) the consideration due upon conversion of any Mandatory Convertible Preferred Stock will be determined in the same manner as if each reference to any number of shares of Common Stock in this Certificate of Designations were instead a reference to the same number of Reference Property Units, and (B) for purposes of the definition of “Fundamental Change,” the terms “Common Stock” and “capital stock” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such Reference Property;

(ii) for these purposes, the VWAP of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Corporation (or, in the case of cash denominated in U.S. dollars, the face amount thereof); and

(iii) at the effective time of such Reorganization Event, the Corporation may amend this Certificate of Designations without the consent of the Holders of the Mandatory Convertible Preferred Stock to give effect to the provisions set forth in the foregoing clauses (i) and (ii).

For purposes of the foregoing, the type and amount of Reference Property in the case of any Reorganization Event that causes the Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election (or of all holders of Common Stock if none makes an election). The Corporation shall notify Holders of the weighted average as soon as practicable after such determination is made.

The above provisions of this Section 14 shall similarly apply to successive Reorganization Events, and the provisions of Section 13 shall apply to any securities forming part of the relevant Reference Property.

The Corporation (or any successor thereto) shall, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence and of the kind and amount of the cash, securities or other property that constitute the Reference Property and a Reference Property Unit. Failure to deliver such notice shall not affect the operation of this Section 14.

In connection with any adjustment to the Fixed Conversion Rates described in this Section 14, the Corporation shall also adjust the Dividend Threshold based on the number of shares of common stock or other equity interests comprising the Reference Property and (if applicable) the value of any non-stock consideration comprising the Reference Property.

Section 15. Transfer Agent, Registrar, and Conversion and Dividend Disbursing Agent. The duly appointed Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent for the Mandatory Convertible Preferred Stock shall be Computershare Trust Company, N.A. The Corporation may, in its sole discretion, remove the Transfer Agent, Registrar or Conversion and Dividend Disbursing Agent in accordance with the agreement between the Corporation and the Transfer Agent, Registrar or Conversion and Dividend Disbursing Agent, as the case may be; provided, however, that if the Corporation removes Computershare Trust Company, N.A., the Corporation shall appoint a successor transfer agent, registrar or conversion and dividend disbursing agent, as the case may be, who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the Holders.

Section 16. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the Holder of any shares of the Mandatory Convertible Preferred Stock as the true and lawful owner thereof for all purposes.

Section 17. Notices. The Corporation shall send all notices or communications to Holders of the Mandatory Convertible Preferred Stock pursuant to this Certificate of Designations in writing by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the Holders’ respective addresses shown on the register for the Mandatory Convertible Preferred Stock. However, in the case of Mandatory Convertible Preferred Stock in the form of Global Preferred Shares, the Corporation shall be permitted to send notices or communications to holders pursuant to the procedures of the Depositary, and notices and communications that the Corporation sends in this manner will be deemed to have been properly sent to such Holders in writing.

Section 18. No Preemptive Rights. The Holders shall have no preemptive or preferential rights to purchase or subscribe for any stock, obligations, warrants or other securities of the Corporation of any class.

Section 19. Other Rights. The shares of the Mandatory Convertible Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

Section 20. Stock Certificates.

(a) Shares of the Mandatory Convertible Preferred Stock shall initially be represented by stock certificates substantially in the form set forth as Exhibit A hereto.

(b) Stock certificates representing shares of the Mandatory Convertible Preferred Stock shall be signed by the Chairman, the Chief Executive Officer, the President or a Vice President, and by the Secretary or an Assistant Secretary, in accordance with the By-laws and applicable Delaware law, by manual or facsimile signature.

(c) A stock certificate representing shares of the Mandatory Convertible Preferred Stock shall not be valid until manually countersigned by an authorized signatory of the Transfer Agent and Registrar. Each stock certificate representing shares of the Mandatory Convertible Preferred Stock shall be dated the date of its countersignature.

(d) If any Officer of the Corporation who has signed a stock certificate no longer holds that office at the time the Transfer Agent and Registrar countersigns the stock certificate, the stock certificate shall be valid nonetheless.

Section 21. Replacement Certificates.

(a) If physical certificates are issued, and any of the Mandatory Convertible Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Mandatory Convertible Preferred Stock certificate, or in lieu of and substitution for the Mandatory Convertible Preferred Stock certificate lost, stolen or destroyed, a new Mandatory

Convertible Preferred Stock certificate of like tenor and representing an equivalent Liquidation Preference of shares of the Mandatory Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Mandatory Convertible Preferred Stock certificate and indemnity, if requested, reasonably satisfactory to the Corporation and the Transfer Agent.

(b) The Corporation is not required to issue any certificate representing the Mandatory Convertible Preferred Stock on or after the Mandatory Conversion Date. In lieu of the delivery of a replacement certificate following the Mandatory Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, shall deliver the shares of Common Stock issuable and any cash deliverable pursuant to the terms of the Mandatory Convertible Preferred Stock formerly evidenced by the certificate.

Section 22. Book Entry Form.

(a) Subject to Section 22(d), the shares of Mandatory Convertible Preferred Stock offered and sold pursuant to the Prospectus Supplement, and, except as otherwise directed by the Board of Directors (or an authorized committee thereof), all other shares of Mandatory Convertible Preferred Stock shall be issued in global form (“Global Preferred Shares”) eligible for book-entry settlement with the Depositary, represented by one or more stock certificates in global form registered in the name of the Depositary or a nominee of the Depositary bearing the form of global securities legend set forth in Exhibit A. The aggregate number of shares of the Mandatory Convertible Preferred Stock represented by each stock certificate representing Global Preferred Shares may from time to time be increased or decreased by a notation by the Registrar and Transfer Agent on Schedule I attached to the stock certificate.

(b) Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designations, with respect to any Global Preferred Shares, and the Depositary shall be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of the Mandatory Convertible Preferred Stock. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial ownership interest in any shares of the Mandatory Convertible Preferred Stock. The Holders may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Mandatory Convertible Preferred Stock, this Certificate of Designations or the Amended and Restated Certificate of Incorporation.

(c) Transfers of a Global Preferred Share shall be limited to transfers of such Global Preferred Share in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.

(d) If DTC is at any time unwilling or unable to continue as Depositary for the Global Preferred Shares or DTC ceases to be registered as a “clearing agency” under the Exchange Act, and in either case a successor Depositary is not appointed by the Corporation within 90 days, the

Corporation shall issue certificated shares in exchange for the Global Preferred Shares. In any such case, the Global Preferred Shares shall be exchanged in whole for definitive stock certificates, in substantially the form attached hereto as Exhibit A, representing an equal aggregate Liquidation Preference. Such definitive stock certificates shall be registered in the name or names of the Person or Persons specified by DTC in a written instrument to the Registrar.

Section 23. Miscellaneous.

(a) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of the Mandatory Convertible Preferred Stock or shares of Common Stock or other securities issued on account of the Mandatory Convertible Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock or other securities in a name other than that in which the shares of the Mandatory Convertible Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, and shall not be required to make any such issuance or delivery unless and until the Person otherwise entitled to such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(b) The Liquidation Preference and the Dividend Rate each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Mandatory Convertible Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors (or an authorized committee thereof) and submitted by the Board of Directors (or such authorized committee thereof) to the Transfer Agent.

Section 24. Withholding Taxes. Notwithstanding anything to the contrary, if the Corporation or other applicable withholding agent pays withholding taxes or backup withholding on behalf of the Holder or beneficial owner as a result of an adjustment to the Mandatory Conversion Rate or otherwise, the Corporation or other applicable withholding agent may, at its option, set off such payments against payments of cash and shares of Common Stock on the Mandatory Convertible Preferred Stock.

Exhibit A

[FORM OF FACE OF

MANDATORY CONVERTIBLE PREFERRED STOCK, SERIES A CERTIFICATE]

[INCLUDE FOR GLOBAL PREFERRED SHARES]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

.
[Initial] Number of Shares of
Certificate Number [ ]	Mandatory Convertible Preferred Stock: [ ]
CUSIP: 34959J 207
ISIN: US34959J2078

FORTIVE CORPORATION

5.00% Mandatory Convertible Preferred Stock, Series A

(par value $0.01 per share)

(Liquidation Preference as specified below)

Fortive Corporation, a Delaware corporation (the “Corporation”), hereby certifies that [    ] (the “Holder”), is the registered owner of [    ] [the number shown on Schedule I hereto of] fully paid and non-assessable shares of the Corporation’s designated 5.00% Mandatory Convertible Preferred Stock, Series A, par value $0.01 per share, and a Liquidation Preference of $1,000.00 per share (the “Mandatory Convertible Preferred Stock”). The shares of the Mandatory Convertible Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Mandatory Convertible Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations of 5.00% Mandatory Convertible Preferred Stock, Series A of Fortive Corporation dated June 29, 2018, as the same may be amended from time to time (the “Certificate of

Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Corporation will provide a copy of the Certificate of Designations to the Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to the provisions of the Mandatory Convertible Preferred Stock set forth on the reverse hereof and in the Certificate of Designations, which provisions shall for all purposes have the same effect as if set forth at this place. If the terms of this certificate conflict with the terms of the Certificate of Designations, then the terms of the Certificate of Designations will control to the extent of such conflict.

Upon receipt of this executed certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent and Registrar have properly countersigned, these shares of the Mandatory Convertible Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

* * *

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Corporation by two Officers of the Corporation this [            ] of [            ], 20[    ].

FORTIVE CORPORATION

By:
Name:
Title:

By:
Name:
Title:

COUNTERSIGNATURE

These are shares of the Mandatory Convertible Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated: [            ], [    ]

Computershare Trust Company, N.A.,

as Registrar and Transfer Agent

By:
Name:
Title:

[FORM OF REVERSE OF

CERTIFICATE FOR MANDATORY CONVERTIBLE PREFERRED STOCK]

Cumulative dividends on each share of the Mandatory Convertible Preferred Stock shall be payable at the applicable rate provided in the Certificate of Designations.

The shares of the Mandatory Convertible Preferred Stock shall be convertible in the manner and accordance with the terms set forth in the Certificate of Designations.

The Corporation is authorized to issue more than one class of stock and more than one series thereof and shall furnish without charge to each Holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights.

NOTICE OF CONVERSION

(To be Executed by the Holder

in order to Convert the Mandatory Convertible Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) 5.00% Mandatory Convertible Preferred Stock, Series A (the “Mandatory Convertible Preferred Stock”), of Fortive Corporation (hereinafter called the “Corporation”), represented by stock certificate No(s).                              (the “Mandatory Convertible Preferred Stock Certificates”), into common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) according to the conditions of the Certificate of Designations of the Mandatory Convertible Preferred Stock (the “Certificate of Designations”), as of the date written below. If Common Stock is to be issued in the name of a Person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto, if any. Each Mandatory Convertible Preferred Stock Certificate (or evidence of loss, theft or destruction thereof) is attached hereto.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Conversion: Applicable Conversion Rate: Shares of the Mandatory Convertible Preferred Stock to be Converted: Shares of Common Stock to be Issued:*

Signature:
Name:
Address:**

Fax No.:

*	The Corporation is not required to issue Common Stock until the original Mandatory Convertible Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or the Conversion and Dividend Disbursing Agent.
**	Address where Common Stock and any other payments or certificates shall be sent by the Corporation.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of the Mandatory Convertible Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:                                                                                                                                             as agent to transfer the shares of the Mandatory Convertible Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:
(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:	(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

Schedule I1

Fortive Corporation

Global Preferred Share

5.00% Mandatory Convertible Preferred Stock, Series A

Certificate Number:

The number of shares of the Mandatory Convertible Preferred Stock initially represented by this Global Preferred Share shall be [    ]. Thereafter the Transfer Agent and Registrar shall note changes in the number of shares of the Mandatory Convertible Preferred Stock evidenced by this Global Preferred Share in the table set forth below:

Amount of Decrease in Number of Shares Represented by this Global Preferred Share	Amount of Increase in Number of Shares Represented by this Global Preferred Share	Number of Shares Represented by this Global Preferred Share following Decrease or Increase	Signature of Authorized Officer of Transfer Agent and Registrar

[1]	Attach Schedule I only to Global Preferred Shares.